UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2015

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	0-27058	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 26, 2015, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of PAREXEL International Corporation (“PAREXEL”), the Board elected Dr. Maykin Ho as a Class I Director, to hold office until the 2017 Annual Meeting of Stockholders of PAREXEL, and until her successor is duly elected and qualified. Dr. Ho was also appointed as a member of the Audit and Finance Committee of the Board and may become a member of other committees of the Board in the future. There are no transactions, or proposed transactions, since the beginning of PAREXEL’s last fiscal year to which PAREXEL was or is to be a party, in which Dr. Ho has a direct or indirect material interest.
Pursuant to the Company’s non-employee Director compensation practices, Dr. Ho will receive (i) an annual cash retainer of $45,000 paid in arrears, (ii) $2,000 for each meeting of the Board attended in person, (iii) $1,000 for each meeting of the Board attended by teleconference, (iv) $1,000 for each meeting of a committee of the Board attended in person or by teleconference and (v) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. In addition, Dr. Ho will be awarded shares of restricted stock in September 2015 in the same amount and on the same terms and conditions as will be awarded to all other non-employee Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2015	PAREXEL International Corporation
	By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach
Chairman of the Board and Chief Executive Officer